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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                  CURRENT REPORT PURSUANT TO SECTION 13 OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported)       May 11, 2000
                                        ------------

                                     1-13859
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                             Commission File Number

                         AMERICAN GREETINGS CORPORATION
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               (Exact name of registrant as specified in Charter)

           Ohio                                          34-0065325
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(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

   One American Road, Cleveland, Ohio                                   44144
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(Address of principal executive Offices)                              (Zip Code)

                                 (216) 252-7300
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               Registrant's telephone number, including area code

ITEM 5. OTHER EVENTS

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101), which among other guidance, clarifies the Staff's views on various revenue recognition and reporting matters. During the first quarter of FY2001, the Corporation adopted a change in its method of accounting for certain shipments of seasonal product which carry implied acceptance provisions. The Corporation will now recognize revenue on seasonal shipments at the date the merchandise is received by the customer and not upon shipment from the distribution facility.

The implementation of this change will be accounted for as a change in accounting principle and applied cumulatively as if the change occurred at March 1, 2000. The effect of the change will be a one-time non-cash reduction to the Corporation's earnings of approximately $21 million or approximately $0.33 earnings per share, during the quarter ended May 31, 2000. Although this change may impact future quarterly results, it will not impact the Corporation's reported cash flows, and is not expected to have a material impact on FY2001 income before the cumulative effect or FY2001 net sales. Earnings per share will be reported both before and after the cumulative effect of the accounting change.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMERICAN GREETINGS CORPORATION

                                        By: /s/ William S. Meyer
                                            ------------------------------------
                                            William S. Meyer
                                            Senior Vice President-
                                            Chief Financial Officer

May 11, 2000